Free Writing Prospectus pursuant to Rule 433 dated June 12, 2023

Registration Statement No. 333-269296

Absolute Return Trigger Invesco QQQ TrustSM, Series 1-Linked Notes due
OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of the Invesco QQQ TrustSM, Series 1 as measured from and including the trade date to and including the determination date, unless a barrier event has occurred.

The return on your notes is linked to the performance of the underlier, and not to that of the Nasdaq-100 Index® on which the underlier is based.

A barrier event will occur if, on any day during the measurement period, which is the period from but excluding the trade date to and including the determination date, the closing level of the underlier (i) increases by more than 10% or (ii) decreases by more than 20%, in each case from the initial underlier level (set on the trade date and will be an intra-day level or the closing level of the underlier on the trade date).

If a barrier event has occurred at any time during the measurement period, the return on your notes will be positive and at maturity you will receive $1,045 for each $1,000 face amount of your notes (representing a return of 4.5%), regardless of the final underlier level (which is the closing level of the underlier on the determination date).  A barrier event may occur at any point during the measurement period; however, you will not receive $1,045 for each $1,000 face amount of your notes until maturity and you will receive such amount regardless of the final underlier level.

If a barrier event has not occurred, the return on your notes will be positive and for each $1,000 face amount of your notes you will receive the greater of (i) $1,045 and (ii) the $1,000 face amount plus the product of $1,000 times the absolute value of the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level.  For example, if the underlier return is either -10% or +10%, your return will be +10%.

At maturity, for each $1,000 face amount, (i) if a barrier event has occurred you will receive $1,045 and (ii) if a barrier event has not occurred, you will receive the greater of (a) $1,045 and (b) the sum of (1) $1,000 plus (2) $1,000 times the absolute value of the underlier return (not less than $1,045 and not more than $1,200).  If the increase in the final underlier level from the initial underlier level exceeds 10% or the decrease in the final underlier level from the initial underlier level exceeds 20%, you will only receive $1,045.

A purchaser of these notes in the secondary market should determine if a barrier event has already occurred. The occurrence of a barrier event could significantly affect both the secondary market trading price of these notes and the amount that a holder of the notes will receive at maturity.

You should read the accompanying preliminary pricing supplement dated June 12, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40057TBX1 / US40057TBX19
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the Invesco QQQ TrustSM, Series 1 (current Bloomberg symbol: “QQQ UQ Equity”)
Underlying index	with respect to the underlier, the Nasdaq-100 Index®
Trade date:	expected to be June 14, 2023
Settlement date:	expected to be June 20, 2023
Determination date:	expected to be June 14, 2024
Stated maturity date:	expected to be June 20, 2024
Hypothetical Payment Amount At Maturity*

Note Performance (if a barrier event has occurred)
Note Performance (if a barrier event has not occurred)
150%
120%
110%
104.5%
100%
50%
0%
80%
110%
Underlier Performance
0%
50%
80%
100%
110%
150%
200%
Hypothetical Cash Settlement Amount as % of Face Amount
Hypothetical Final Underlier Level as % of Initial Underlier Level

* assumes a contingent return of 4.5%.	Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
		Barrier Event Has Not Occurred	Barrier Event Has Occurred
	200.000%	N/A	104.500%
	175.000%	N/A	104.500%
	150.000%	N/A	104.500%
	110.000%	110.000%	104.500%
	108.000%	108.000%	104.500%
	105.000%	105.000%	104.500%
	104.500%	104.500%	104.500%
	102.000%	104.500%	104.500%
	100.000%	104.500%	104.500%
	99.500%	104.500%	104.500%
	95.500%	104.500%	104.500%
	90.000%	110.000%	104.500%
	85.000%	115.000%	104.500%
	80.000%	120.000%	104.500%
	79.999%	N/A	104.500%
	60.000%	N/A	104.500%
	50.000%	N/A	104.500%
	25.000%	N/A	104.500%
	0.000%	N/A	104.500%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Payment amount at maturity (for each $1,000 face amount of your notes):

•if a barrier event has not occurred, the greater of (i) $1,045 and (ii) the sum of (a) $1,000 plus (b) the product of $1,000 times the absolute value of the underlier return, which sum will be no more than $1,200; or

•if a barrier event has occurred, $1,045

Initial underlier level:	set on the trade date and will be an intra-day level or the closing level of the underlier on the trade date
Final underlier level:	the closing level of the underlier on the determination date
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Contingent return:	4.5%
Lower barrier:	80% of the initial underlier level
Upper barrier:	110% of the initial underlier level
Measurement period:

the period from but excluding the trade date to and including the determination date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing or that the calculation agent determines is not a trading day

Barrier event:	on any trading day during the measurement period, (i) the closing level of the underlier is less than the lower barrier or (ii) the closing level of the underlier is greater than the upper barrier.
Estimated value range:	$925 to $955 (which is less than the original issue price; see accompanying preliminary pricing supplement)

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•	Preliminary pricing supplement dated June 12, 2023
•	General terms supplement no. 8,999 dated February 13, 2023
•	Prospectus supplement dated February 13, 2023
•	Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Securities” in the accompanying general terms supplement no. 8,999, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level
▪	Your Notes Do Not Bear Interest
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier or the Underlier Stocks
▪	You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

Additional Risks Related to the Underlier

▪	The Policies of the Underlier’s Investment Advisor and the Sponsor of the Underlier’s Underlying Index Could Affect the Amount Payable on Your Notes and Their Market Value
▪

There is No Assurance That an Active Trading Market Will Continue for the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier is Subject to Management Risks and Custody Risks

▪	The Underlier and Its Underlying Index are Different and the Performance of the Underlier May Not Correlate With the Performance of Its Underlying Index
▪

As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Nasdaq-100 Index®, Which May Have an Adverse Effect on the Level of the Nasdaq-100 Index®, on the Performance of the Underlier and on Your Notes

▪	An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

▪	Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk
▪	Even Though Currencies Trade Around-The-Clock, Your Notes Will Not

Risks Related to Tax

▪	We Intend to Treat Your Notes as Short-Term Debt Instruments that Provide for Contingent Payments for U.S. Federal Income Tax Purposes
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	Past Performance is No Guide to Future Performance
▪	Your Notes May Not Have an Active Trading Market
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

▪	With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
▪

With Respect to Notes Linked to Exchange-Traded Funds, Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Applicable Exchange-Traded Fund to Which Your Notes Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

Risks Related to Conflicts of Interest

▪	Other Investors in the Notes May Not Have the Same Interests as You
▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.